Exhibit 107

Calculation of Filing Fee Tables

Form F-10

(Form Type)

Kolibri Global Energy Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

In US Dollars

	Security Type	Security Class Title	Fee Calculation Rule or Instruction		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee

Fees to be Paid	Equity	Common Shares			(1)	(1)	-		-		-
	Equity	Preferred Shares			(1)	(1)	-		-		-
	Other	Warrants			(1)	(1)	-		-		-
	Other	Units			(1)	(1)	-		-		-
	Other	Subscription Receipts			(1)	(1)	-		-		-
	Unallocated (Universal) Shelf	-	457	(o)	(1)	(1)	$75,000,000	(2)	$0.0001531		$11,482.50
Fees Previously Paid	-	-	-		-	-	-		-		-
	Total Offering Amounts								$75,000,000	(2)	$11,482.50

	Total Fees Previously Paid										-

	Total Fee Offsets										-

	Net Fee Due										$11,482.50

(1)	There are being registered under this Registration Statement such indeterminate number of common shares, preferred shares, warrants, units or subscription receipts of the registrant, and a combination of such securities, separately or as units, as may be sold by the registrant from time to time, which collectively shall have an aggregate offering price of not to exceed US$75,000,000. The securities registered hereunder also include such indeterminate number of each class of identified securities as may be issued upon conversion, exercise or exchange of any other securities that provide for such conversion into, exercise for or exchange into such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), as amended, the common shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions. The proposed maximum offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A